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                                                                  EXHIBIT (8)(B)


                   [LETTERHEAD OF SIMPSON THACHER & BARTLETT]



                                                          JULY 26, 1999


             RE: AGREEMENT AND PLAN OF MERGER
                 DATED AS OF APRIL 25, 1999, AS AMENDED
                 AND RESTATED ON MAY 27, 1999, BY AND
                 AMONG EVEREN CAPITAL CORPORATION,
                 FIRST UNION CORPORATION AND FIRST
                 UNION DELAWARE, INC.

EVEREN CAPITAL CORPORATION
77 WEST WACKER DRIVE
CHICAGO, ILLINOIS 60601-1694

LADIES AND GENTLEMEN:


    You have requested our opinion with respect to certain United States federal income tax consequences of the proposed transaction in which First Union Delaware, Inc. ("Merger Sub"), a Delaware corporation and wholly owned subsidiary of First Union Corporation ("First Union"), will be merged (the "Merger") with and into EVEREN Capital Corporation, a Delaware corporation ("EVEREN"). All capitalized terms used but not defined herein have the meanings ascribed to them in the Agreement and Plan of Merger, dated as of April 25, 1999, as amended and restated on May 27, 1999, by and among EVEREN, First Union and Merger Sub. This opinion is being delivered as an exhibit to the registration statement on Form S-4 (the "Registration Statement") filed by First Union with the Securities and Exchange Commission on June 30, 1999 and containing the Proxy Statement/ Prospectus of EVEREN and First Union relating to the Merger (the "Proxy Statement/Prospectus").


    In acting as counsel to EVEREN in connection with the Merger, we have, in preparing our opinion, as hereinafter set forth, participated in the preparation of the Merger Agreement and the preparation and filing of the Proxy Statement/Prospectus.


    You have requested that we render the opinions set forth below. In rendering such opinions, we have assumed with your consent that the Merger will be effected in accordance with the Merger Agreement and that the representations made by First Union and EVEREN in letters provided to us and to Sullivan & Cromwell, counsel to First Union, are true, correct and complete as of the date hereof and will be true, correct and complete as of the Effective Time. We have also assumed that the representations and warranties contained in the Merger Agreement, and statements as to factual matters contained in the Registration Statement, are true, correct and complete as of the date hereof, and will be true, correct and complete as of the Effective Time, and that the parties have complied with and, if applicable, will continue to comply with, the covenants contained in the Merger Agreement. We have examined the documents referred to above and the originals, or copies certified or otherwise identified to our satisfaction, of such records, documents, certificates or other instruments and made such other inquiries as in our judgment are necessary or appropriate to enable us to render the opinions set forth below. We have not, however, undertaken any independent investigation of any factual matter set forth in any of the foregoing.

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EVEREN Capital Corporation                2


    If the Merger is effected on a factual basis different from that contemplated in the Merger Agreement and the Proxy Statement/Prospectus the opinions expressed herein may be inapplicable. Our opinions are based on the Internal Revenue Code of 1986, as amended (the "Code"), Treasury Regulations, administrative interpretations, and judicial precedents as of the date hereof. If there is any subsequent change in the applicable law or regulations, or if there are subsequently any new applicable administrative or judicial interpretations of the law or regulations, the opinions expressed herein may become inapplicable.

    Subject to the foregoing and to the qualifications and limitations set forth herein, and assuming that the Merger will be consummated in accordance with the Merger Agreement (and exhibits thereto) and the Delaware General Corporation Law and as described in the Proxy Statement/Prospectus, we are of the opinion that for federal income tax purposes:

(1) the Merger will constitute a reorganization within the meaning of Section 368(a) of the Code; and


(2) no gain or loss will be recognized by EVEREN stockholders who receive shares of First Union common stock in exchange for shares of EVEREN common stock, except with respect to cash received in lieu of fractional share interests.


    We express our opinions herein only as to those matters specifically set forth above and no opinion should be inferred as to the tax consequences of the Merger under any state, local or foreign law, or with respect to other areas of United States federal taxation. We are members of the Bar of the State of New York, and we do not express any opinion herein concerning any law other than the federal law of the United States.

    We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. We also consent to the use of our name under the caption "The Merger--Federal Income Tax Consequences" in the Proxy Statement/Prospectus. This opinion letter is rendered to you in connection with the above described transaction. This opinion letter may not be relied upon by you for any other purpose, of relied upon by, or furnished to, any other person, firm or corporation without our prior written consent.

                                          Very truly yours,


                                          /s/ Simpson Thacher & Bartlett